Exhibit 10.3

EXECUTION COPY

TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (the “Agreement”) is entered into as of October 23, 2012, by and among InvenSense, Inc. (the “Company”) and Steven Nasiri (“Executive”) (collectively, the “Parties”).

1. Resignation as Chief Executive Officer. Executive shall resign from his positions as the Company’s President, Chief Executive Officer and Secretary and as a member of the boards of directors of subsidiaries of the Company effective on October 23, 2012 (the “Effective Date”).

2. Equity. On the Effective Date, Executive shall vest in that number of options in which Executive would vest over the 12 month period following the Effective Date and such options shall be fully exercisable. The exercise period for each of Executive’s vested option grants shall expire on the earlier of the date that is 12 months following the Service Termination Date (as defined below) or the expiration date set forth in Executive’s applicable option agreement. For avoidance of doubt, the Parties acknowledge that this accelerated vesting shall apply to options to purchase 150,000 shares of common stock. Schedule 1 to this Agreement sets forth a complete statement of Executive’s existing exercisable options and options which shall be vested as a result of the execution and performance of this Agreement and Executive’s provision of services to the Company through the Service Termination Date. Each option will continue to be governed by all other terms and conditions of the applicable option agreement, except as expressly modified hereby. Executive acknowledges that the outstanding options which were originally intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, will cease to so qualify upon the Effective Date.

3. Transitional Assistance. The Parties have agreed that after the Effective Date, Executive shall serve the Company as an employee with the title of Technical Adviser or such other title, if any, that may be mutually agreed, reporting to the Chief Executive Officer of the Company, through December 31, 2012 (the “Service Termination Date”) at which time his employment with the Company shall terminate. During the period between the Effective Date and the Service Termination Date (the “Transition Period”), Executive shall provide transitional support to the Chief Executive Officer and other members of management. During the Transition Period, Executive will continue to receive his current base salary and continue to vest in existing options held by him. Employee shall not accrue any right to receive additional compensation in the form of a performance or other bonus during the Transition Period. On the Service Termination Date, Executive shall receive payment of his accrued but unused vacation time. Except as specifically provided herein, all benefits and perquisites of employment will cease as of the Service Termination Date or any earlier decision by Executive to terminate his services as an employee of the Company (in which case, such earlier date shall be considered the Service Termination Date for purposes of this Agreement). The Parties specifically acknowledge and agree that the level of services to be provided by Executive during the Transition Period is intended to equal at least fifty percent (50%) of the average level of bona fide services performed by Executive over the thirty-six (36) month period preceding the Effective Date, and thus the Executive will not, as of the Effective Date, incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”)

4. Board of Directors. Executive will continue to serve as a member of the Board of Directors of the Company through the expiration of his current term in 2014, or at such earlier time as he may choose to resign from the Board or that he is removed from the Board by action of the stockholders of the Company as provided by law. Executive shall not be entitled to receive additional compensation from the Company by reason of such service on the Board, other than reimbursement of any expenses incurred by Executive pursuant to the Company’s then current policies for reimbursement of expenses to Board members.

5. Severance.

(a) In accordance with the terms and conditions of Section 2(a) of the Change in Control and Severance Agreement agreed to by and between the Company and Executive, Executive is entitled to receive severance payments equal to (i) twelve (12) months of Executive’s current base salary paid according to the Company’s regular payroll schedule over the 12 month period following the date of his termination, subject to Section 5(b) below, and (ii) a lump sum cash payment (less applicable withholding taxes) in an amount equal to the lesser of Executive’s target bonus for the Company’s fiscal year ending March 31, 2013 and the amount paid to Executive as his bonus for the Company’s fiscal year ending April 2, 2012. With respect to the payment described in Section 5(a)(ii), the Parties have agreed that the amount payable in satisfaction of this obligation will be $300,000. In addition, the Company has agreed to provide Executive with an additional four months of continued base salary following the expiration of the initial twelve (12) month period described in Section 5(a)(ii), resulting in a total of 16 months of continued base salary which will be paid according to the Company’s regular payroll schedule over the 16 month period following the date of his termination, subject to Section 5(b). For the avoidance of doubt, the Parties acknowledge that the total of all severance payments paid pursuant to this paragraph will equal Eight Hundred Thousand Dollars ($800,000), less applicable tax withholdings.

(b) Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, the severance benefits set forth in Sections 5(a) and 6 will not be considered due or payable until Executive has a “separation from service” within the meaning of Section 409A. Further, because Executive will be a “specified employee” within the meaning of Section 409A at the time of his separation from service, the severance benefits payable to Executive pursuant to Section 5(a) on or within the six month period following his separation from service will accrue during such six month period and will become payable in a lump sum payment (less applicable withholding taxes) on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent severance payments will be payable in accordance with the payment schedule applicable to each payment or benefit. If Executive dies following his separation from service but prior to the six month anniversary of his date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of his death and all other severance payments and benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

6. COBRA. If the Executive and any other person who is a spouse, domestic partner, or dependent of Executive (“Family Members”) has coverage on the Service Termination Date under a group health plan sponsored by the Company, the Company agrees to pay for health continuation coverage premiums for Executive and such Family Members at the same level of health coverage as in effect on the day immediately preceding the Service Termination Date, as applicable; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will pay such COBRA premiums to provide for continuation benefits on behalf of the Executive and such Family Members for 18 months following the Service Termination Date. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period.

7. Release of Claims. In exchange for the benefits provided herein, and as required as a condition to receipt of such benefits by the Executive Employment Agreement dated April 14, 2004 to which Executive and the Company are a party, and by the Company’s policies concerning severance and change in control payments payable to executive officers of the Company, Executive completely releases the Company and its subsidiary corporations, and its and their present and former directors, officers, and employees from, and agrees not to file, cause to be filed, or otherwise pursue, any and all claims Executive may now have or has ever had against any of them, including but not limited to claims for compensation, bonuses, severance pay, stock options, and all claims arising from Executive’s employment or the termination of that employment (including, without limitation, any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, or any other claims for violation of any federal, state, or municipal statutes), and any and all claims for attorneys’ fees and costs.

Notwithstanding the foregoing, the Company is not released from any obligations (whether under its Certificate of Incorporation, Bylaws, applicable state law, any indemnification agreement or otherwise) to indemnify and defend Executive from and against all claims brought against Executive by stockholders or third parties, including without limitation any stockholder derivative suit, by reason of his status as an officer or director of the Company or the actions of the Company or the Board of Directors of the Company while he was an officer (collectively “Indemnification Claims”.) As such, any obligations of Company under any Indemnification Agreement between Company and Executive shall continue to be in effect with respect to such Indemnification Claims and with respect to Executive’s continued service as a member of the Board of Directors.

Executive acknowledges that he has 21 days to consider this Agreement (but may elect to sign it at any time beforehand), and may consult an attorney in doing so. Executive also acknowledges that he may revoke this Agreement within 7 days of signing it by sending a certified letter to that effect to InvenSense, Inc., 1197 Borregas, Sunnyvale, California 94089 Attention: Chief Financial Officer. Executive understands and agrees that this Agreement shall not become effective or enforceable and no payments or benefits will be provided hereunder until the 7-day revocation period has expired.

8. Waiver of Unknown Claims. Executive agrees that because the foregoing release specifically covers known and unknown claims, Executive waives any rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or his must have materially affected his or his settlement with the debtor.”

9. Non-Disclosure of Company Information. Executive agrees to keep confidential and not to disclose any and all trade secrets or confidential information of the Company and/or its customers. Executive acknowledges his continuing obligations under the Proprietary Rights and Information Agreement that he signed with the Company.

10. Dispute Resolution. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein being released, shall be subject to final and binding arbitration in Santa Clara, California before the American Arbitration Association under its Commercial Arbitration Rules In any such arbitration, the prevailing party shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitrator’s award and shall be awarded its reasonable attorney’s fees and costs.

11. Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties, supersedes and replaces any and all prior agreements and understandings between them, and shall not be modified in any way except in writing executed by all Parties. The Parties further agree that, if any term or portion contained herein shall be found to be unenforceable under applicable law, such finding shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular term or portion held to be invalid and the rights and obligations of the Parties shall be construed and enforced accordingly. This Agreement shall be governed by California law.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13. Acknowledgement. The Parties acknowledge that (i) they have read and understand the Agreement and they are fully aware of its legal effect; (ii) they have had an opportunity to consult with counsel in regard to this Agreement; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by any other Party, other than those contained in this Agreement.

The parties have duly executed this Agreement as of the date(s) indicated below.

EXECUTIVE:

/s/ Steven Nasiri	Date: October 23, 2012
Steven Nasiri

COMPANY:

InvenSense, Inc.

By:	/s/ Amit Shah	Date: October 23, 2012
Name: Amit Shah
Title: Director

SCHEDULE 1

OPTIONS

Option Number	Type	Exercisable Shares		Exercise Price/Share

Currently exercisable
180	NQSO	964,714		$0.70
181	ISO	400,000		$0.70
612	NQSO	75,000		$7.32

Accelerated
612	NQSO	150,000		$7.32

Vesting from Effective Date through Service Termination Date
612	NQSO	37,500	(1)	$7.32

(1)	12,500 shares on each of November 1, December 1, and December 31, 2012.